Exhibit 99.1

DESTINATION MATERNITY REPORTS

SECOND QUARTER AND FIRST SIX MONTHS FISCAL 2015 RESULTS

•	Second Quarter Comparable Sales Increase 2.0%

•	Second Quarter Inventory Declines $8.6 Million to $73.6 Million

•	Company Updates Fiscal Year 2015 Guidance

•	Board of Directors Declares Regular Quarterly Cash Dividend of $0.20 Per Share

Moorestown, NJ, August 27, 2015 – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced results for the second quarter and first six months of fiscal 2015, ended August 1, 2015 compared to the three months and six months ended August 2, 2014.

For the second quarter of fiscal 2015, the Company reported a GAAP net loss of $2.7 million, or $0.20 per share, which included a one-time pretax cash benefit of $4.1 million ($2.5 million, net of tax) from the termination of a superstore lease offset by (i) $0.1 million, net of tax, related to store closing, asset impairment and asset disposal costs; (ii) other charges of $0.7 million, net of tax, related to the relocations of its headquarters and distribution facilities; and (iii) $0.3 million, net of tax, related to management and organizational changes, and the fiscal year change. This compares to GAAP net income of $0.3 million, or $0.02 per diluted share, for the three months ended August 2, 2014, which included other charges of $0.4 million, net of tax, related to the relocations of the Company’s headquarters and distribution facilities and approximately $0.7 million, net of tax, related to a proposed business combination, offset by $1.7 million for reductions of state income tax expense, net of federal expense, related to settlements of uncertain income tax positions.

On an adjusted basis, for the second quarter of fiscal 2015, the Company reported a net loss of $1.7 million, or $0.12 per share. This compares to an adjusted loss of $0.3 million, or $0.02 per share for the three months ended August 2, 2014. For a reconciliation of GAAP to non-GAAP financial information, refer to the financial tables at the end of this press release.

Anthony M. Romano, Chief Executive Officer of Destination Maternity Corporation: stated, “In the second quarter, we began to see progress toward our stated strategy, which we expect to build upon as we move through the year. As expected, overall profitability trailed the prior year given we entered the quarter with elevated inventory levels resulting from purchases made under the previous methodology. This necessitated increased promotional activity resulting in lower average unit retail and a decline in gross margin as compared to last year. On a positive note, we generated increased comparable sales and saw higher consumer demand through improved product allocation. Our product allocation tool, which will be in place in early 2016, will be instrumental in assisting us to do this more effectively.”

Mr. Romano concluded, “August 11th marked my one year anniversary with Destination Maternity – a period where we implemented strategic actions to position the Company for sustained profitable growth. We have added to our executive leadership, introduced new processes, began to optimize our real estate and importantly position our brands, product and marketing to consistently meet the needs of our customers and target consumers. I am encouraged by the direction we are taking and believe firmly that the strategies we are implementing position Destination Maternity for continued improvement in sales productivity and profitability going forward.”

Second Quarter Fiscal 2015 Financial Results

•	Net sales were $119.3 million compared with $120.8 million for the comparable three month period ended August 2, 2014. The slight decrease in total reported sales resulted primarily from decreased sales related to the Company’s continued efforts to close underperforming stores and decreased licensed sales, partially offset by an increase in comparable sales.

•	Comparable sales increased 2.0%, which follows a 5.9% decrease for the three month period ended August 2, 2014. The improvement in comparable sales was driven by increased transactions resulting in higher unit sales.

•	Gross margin decreased to 46.4% from 49.8% for the three months ended August 2, 2014. The year-over-year decrease in gross margin is consistent with the Company’s expectations and reflects price promotional and markdown activity to more aggressively manage inventory to dispose of out-of-season and excess current season merchandise.

•	Selling, general and administrative expenses (“SG&A”) were $61.6 million, or 51.7% of net sales, compared to $60.2 million, or 49.8% of net sales, for the three months ended August 2, 2014. The increase in SG&A as compared to the three months ended August 2, 2014 reflects higher expenses for corporate headquarters rent, increased healthcare costs and increased variable incentive compensation expense, substantially offset by cost reductions resulting from the Company’s continued closure of underperforming stores, and lower marketing and advertising expense.

•	Store closing, asset impairment and asset disposal activity was $4.0 million of income compared to expense of $0.4 million for the three months ended August 2, 2014. During the second quarter of fiscal 2015 the Company received a one-time cash benefit of $4.1 million from the termination of a superstore lease.

•	Adjusted EBITDA before other charges was $2.5 million compared to $4.2 million for the three months ended August 2, 2014. Adjusted EBITDA before other charges is defined in the financial tables at the end of this press release.

•	GAAP net loss was $2.7 million compared to net income of $0.3 million for the three months ended August 2, 2014.

•	Adjusted net loss was $1.7 million, or $0.12 per diluted share, compared to adjusted net loss of $0.3 million, or $0.02 per diluted share, for the three months ended August 2, 2014.

First Six Months of Fiscal 2015 Financial Results

•	Net sales were $260.9 million compared with $264.3 million for the six months ended August 2, 2014. The decrease in sales resulted primarily from decreased sales related to the Company’s continued efforts to close underperforming stores, partially offset by an increase in comparable sales.

•	Comparable sales increased 0.2%, which follows a decrease of 4.8% for the six months ended August 2, 2014.

•	Gross margin was 48.6% compared to 52.3% for the six months ended August 2, 2014. The year-over-year decrease in gross margin is consistent with the Company’s expectations and reflects promotional activity to liquidate excess inventory.

•	SG&A for the first six months of fiscal 2015 were $125.7 million, or 48.2% of net sales, compared to $124.7 million, or 47.2% of net sales, for the three months ended August 2, 2014.

•	Store closing, asset impairment and asset disposal activity was $2.9 million of income, including a one-time cash benefit of $4.1 million, compared to expense of $0.8 million for the six months ended August 2, 2014.

•	Adjusted EBITDA before other charges was $14.5 million for the first half of fiscal 2015 compared to $22.3 million for the six months ended August 2, 2014.

•	GAAP net loss was $0.1 million compared to net income of $8.0 million for the six months ended August 2, 2014.

•	Adjusted net income was $2.0 million, or $0.15 per diluted share, compared to adjusted net income of $7.7 million, or $0.57 per diluted share, for the six months ended August 2, 2014.

Second Quarter Fiscal 2015 Balance Sheet Highlights

At August 1, 2015:

•	Capital expenditures totaled $18.9 million primarily driven by expenditures for new stores and the relocations of the Company’s headquarters and distribution facilities.

•	Inventory was $73.6 million, a decrease of $8.6 million compared to $82.2 million at August 2, 2014.

Credit Facility

Effective August 25, 2015 the Credit Facility was amended to reflect the June 2015 increase to Tranche A permitted borrowings and to extend the maturity date to August 25, 2020 from November 1, 2017. Following the increase, total permitted borrowings under the Credit Facility are $76 million, subject to the Company’s Borrowing Base formula.

Quarterly Dividend

On August 20, 2015 the Board of Directors approved a regular quarterly cash dividend in the amount of $0.20 for each share of the Company’s outstanding common stock. The cash dividend will be payable October 22, 2015 to stockholders of record at the close of business on October 8, 2015.

Guidance for Fiscal 2015

Financial guidance for the full year fiscal 2015 is as follows:

•	Comparable sales essentially flat, with greater comparable sales increases in the fourth quarter;

•	Gross margins to be flat to last year, increasing significantly in the fourth quarter, as the earlier comparable periods were affected by price promotional and markdown activity to drive sales and more aggressively manage aged inventory and exit current season merchandise;

•	Other charges of approximately $4 million, primarily related to the relocation of the Company’s distribution facilities and other management and organizational changes; and

•	Approximately $27 million in capital expenditures, including $10 million related to the relocation and $17 million of capital expenditures related to new stores, store relocations and remodels, as well as continued investment in information systems and technology, including inventory allocation technology.

Relocations of Corporate Headquarters and Distribution Operations

The relocations of the Company’s corporate headquarters and distribution operations from Philadelphia, Pennsylvania to southern New Jersey are now complete. The Company continues to project that once it is fully operating in both its new headquarters and new distribution center facilities, and has been approved for its annual tax credits under the Grow New Jersey Assistance Program, its ongoing annualized after-tax earnings benefit from the relocations will be approximately $0.10 per diluted share, and its ongoing annualized after-tax cash benefit from the relocations will be approximately $4 million.

The Company had total capital expenditures associated with these relocations of approximately $38 million through the first six months of fiscal 2015 with $4 million of this amount offset by construction allowance contributions from the landlord for its new headquarters building.

Key Strategic Initiatives

The Company remains focused on its three strategic initiatives for 2015 which are detailed below:

•	To become more customer-focused and product-centric. The Company expects to consistently place its customer at the center of every product, marketing, planning and operating decision. Customer focus is the driving force behind creating a successful business model and the Company is fully engaged with the changes needed to cater to its changing customer base. With respect to the product, the Company continues to develop and refine a more rigorous product lifecycle calendar that puts the product development process at the core of the day-to-day operations of the business. The more disciplined approach allows the brand to focus on outfitting in order to drive additional units per transaction with higher transaction value.

•	To drive sales growth and inventory productivity. The Company is keenly focused on delivering strong fashion with globally recognized and exclusive brands in appropriate quantities while driving customer loyalty with its unique maternity fit. The Company is also emphasizing its single branded locations which have strong brand recognition and improving its connection with the Millennial Mom through marketing that is consistent with how she shops. This is expected to drive modest comparable sales growth with faster inventory turns.

•	To build a winning culture. The Company has been aggressively changing its processes, refining its technology toolset and adding key talent. With plans to invest in a best-in-class allocation tool and creating a team to support it, the Company plans to drive effective inventory placement thus improving comparable store sales and gross margins.

Retail Locations

The table below summarizes store opening and closing activity for the three months ended August 1, 2015 and August 2, 2014, as well as the Company’s total store, leased department and retail location count at the end of each fiscal period.

	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Store Openings (1)	3	7	11	14
Store Closings (1)	8	12	23	28
Period End Retail Location Count (1)
Stores	552	572	552	572
Leased Department Locations	1,313	1,326	1,313	1,326

Total Retail Locations	1,865	1,898	1,865	1,898

1)	Excludes international franchised locations. As of August 1, 2015 Destination Maternity has 148 international franchised locations, including 26 standalone stores operated under one of the Company’s nameplates and 122 shop-in-shop locations.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s second quarter fiscal 2015 financial results. Interested parties can participate in this conference call by calling (877) 703-6102 in the United States and Canada or (857) 244-7301 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is 22119783. In the event that you are unable to participate in the call, a replay will be available through Thursday, September 10, 2015 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is 50077975.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of August 1, 2015 Destination Maternity operates 1,865 retail locations in the United States, Canada, Puerto Rico and, most recently, England, including 552 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 1,313 leased department locations. In July 2015 the Company opened its first A Pea in the Pod branded leased department outside of North America in Harrods department store in London, England. The

Company also sells merchandise on the web primarily through its motherhood.com, apeainthepod.com and destinationmaternity.com websites. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico and Israel. As of August 1, 2015 Destination Maternity has 148 international franchised locations, including 26 standalone stores operated under one of the Company’s nameplates and 122 shop-in-shop locations. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

Reconciliation of Non-GAAP Financial Measures

This press release and the accompanying financial tables contain non-GAAP financial measures within the meaning of the SEC’s Regulation G, including 1) Adjusted net income (loss), 2) Adjusted net income (loss) per share (diluted), 3) Adjusted EBITDA, 4) Adjusted EBITDA before other charges, 5) Adjusted EBITDA margin, 6) Adjusted EBITDA margin before other charges, and 7) Net (debt) cash. In the accompanying financial tables, we have provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. Our management believes that each of these non-GAAP financial measures provides useful information about the Company’s results of operations and/or financial position to both investors and management. Each non-GAAP financial measure is provided because management believes it is an important measure of financial performance used in the retail industry to measure operating results, to determine the value of companies within the industry and to define standards for borrowing from institutional lenders. We use each of these non-GAAP financial measures as a measure of the performance of the Company. We provide these measures to investors to assist them in performing their analysis of our historical operating results. Each of these non-GAAP financial measures, except net (debt) cash, reflects a measure of the Company’s operating results before consideration of certain charges and consequently, none of these measures should be construed as an alternative to net income (loss) or operating income (loss) as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. We may calculate each of these non-GAAP financial measures differently than other companies.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, potential acquisitions and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any acquisitions and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any proposed acquisition, failure to realize any benefits of any proposed acquisition, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

– Financial Tables to Follow –

CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(856) 291-9777

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2015	2014	2015	2014
Net sales	$119,306	$120,836	$260,918	$264,312
Cost of goods sold	63,998	60,618	134,207	126,073

Gross profit	55,308	60,218	126,711	138,239
Gross margin	46.4%	49.8%	48.6%	52.3%
Selling, general and administrative expenses (SG&A)	61,640	60,210	125,676	124,729
SG&A as a percentage of net sales	51.7%	49.8%	48.2%	47.2%
Store closing, asset impairment and asset disposal (income) expenses	(3,951)	418	(2,943)	751
Other charges	1,637	1,659	3,445	2,190

Operating income (loss)	(4,018)	(2,069)	533	10,569
Interest expense, net	344	98	773	199

Income (loss) before income taxes	(4,362)	(2,167)	(240)	10,370
Income tax (benefit) provision	(1,680)	(2,488)	(93)	2,339

Net income (loss)	$(2,682)	$321	$(147)	$8,031

Net income (loss) per share – Basic	$(0.20)	$0.02	$(0.01)	$0.60

Average shares outstanding – Basic	13,585	13,481	13,583	13,477

Net income (loss) per share – Diluted	$(0.20)	$0.02	$(0.01)	$0.59

Average shares outstanding – Diluted	13,585	13,578	13,583	13,577

Supplemental information:
Net income (loss), as reported	$(2,682)	$321	$(147)	$8,031
Add: other charges for relocations, net of tax	665	383	1,292	714
Add: other charges for management and organizational changes, net of tax	317	—	817	—
Add: other charges for fiscal year change, net of tax	17	—	17	—
Add: other charges for proposed business combination, net of tax	—	647	—	647
Less: reductions of state income tax expense, net of federal expense, related to settlements of uncertain income tax positions	—	(1,654)	—	(1,654)

Adjusted net income (loss)	$(1,683)	$(303)	$1,979	$7,738

Adjusted net income (loss) per share – diluted	$(0.12)	$(0.02)	$0.15	$0.57

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 1, 2015	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$2,399	$1,349
Trade receivables, net	10,285	9,203
Inventories	73,551	75,759
Deferred income taxes	12,718	14,281
Prepaid expenses and other current assets	9,938	12,986

Total current assets	108,891	113,578
Property, plant and equipment, net	93,658	90,135
Other assets	17,640	16,347

Total assets	$220,189	$220,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$21,000	$—
Current portion of long-term debt	2,615	2,801
Accounts payable	21,729	26,482
Accrued expenses and other current liabilities	36,431	46,862

Total current liabilities	81,775	76,145
Long-term debt	10,763	12,199
Deferred rent and other non-current liabilities	25,812	25,714

Total liabilities	118,350	114,058
Stockholders’ equity	101,839	106,002

Total liabilities and stockholders’ equity	$220,189	$220,060

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	August 1,	January 31,	August 2,
	2015	2015	2014
Cash and cash equivalents	$2,399	$1,349	$8,301
Inventories	73,551	75,759	82,234
Property, plant and equipment, net	93,658	90,135	69,528
Line of credit borrowings	21,000	—	—
Total debt	34,378	15,000	—
Net (debt) cash (1)	(31,979)	(13,651)	8,301
Stockholders’ equity	101,839	106,002	128,603

(1)	Net (debt) cash represents cash and cash equivalents minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	August 1,	August 2,
	2015	2014
Operating Activities
Net income (loss)	$(147)	$8,031
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,139	7,674
Stock-based compensation expense	1,552	1,847
Loss on impairment of long-lived assets	1,054	619
Loss (gain) on disposal of assets	14	(31)
Deferred income tax benefit	(18)	(594)
Amortization of deferred financing costs	100	100
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	(1,082)	(3,143)
Inventories	2,208	5,589
Prepaid expenses and other current assets	3,048	(3,878)
Other non-current assets	130	(44)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(7,611)	1,165
Deferred rent and other non-current liabilities	(135)	2,617

Net cash provided by operating activities	7,252	19,952

Investing Activities
Capital expenditures	(18,884)	(22,877)
Proceeds from sale of property, plant and equipment	21	22
Additions to intangible assets	(83)	(827)

Net cash used in investing activities	(18,946)	(23,682)

Financing Activities
Decrease in cash overdraft	(1,047)	(95)
Increase in line of credit borrowings	21,000	—
Repayment of long-term debt	(1,622)	—
Deferred financing costs paid	(38)	—
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(57)	(131)
Cash dividends paid	(5,531)	(5,475)
Proceeds from exercise of stock options	42	52
Excess tax benefit from exercise of stock options and restricted stock vesting	—	101

Net cash provided by (used in) financing activities	12,747	(5,548)

Effect of exchange rate changes on cash and cash equivalents	(3)	5

Net Increase (Decrease) in Cash and Cash Equivalents	1,050	(9,273)
Cash and Cash Equivalents, Beginning of Period	1,349	17,574

Cash and Cash Equivalents, End of Period	$2,399	$8,301

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges,

and Operating Income (Loss) Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	Three Months Ended		Six Months Ended
	August 1,	August 2	August 1,	August 2
	2015	2014	2015	2014
Net income (loss)	$(2,682)	$321	$(147)	$8,031
Add: income tax (benefit) provision	(1,680)	(2,488)	(93)	2,339
Add: interest expense, net	344	98	773	199

Operating income (loss)	(4,018)	(2,069)	533	10,569
Add: depreciation and amortization expense	4,129	3,804	8,139	7,674
Add: loss on impairment of long-lived assets	262	304	1,054	619
Add: loss (gain) on disposal of assets	(140)	50	14	(31)
Add: stock-based compensation expense	705	782	1,552	1,847

Adjusted EBITDA (1)	938	2,871	11,292	20,678
Add: other charges for relocations (2)	994	330	1,861	580
Add: other charges for management and organizational changes	523	—	1,324	—
Add: other charges for fiscal year change	27	—	27	—
Add: other charges for proposed business combination	—	1,045	—	1,045

Adjusted EBITDA before other charges	$2,482	$4,246	$14,504	$22,303

Net sales	$119,306	$120,836	$260,918	$264,312

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	(3.4)%	(1.7)%	0.2%	4.0%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	0.8%	2.4%	4.3%	7.8%
Adjusted EBITDA margin before other charges (adjusted EBITDA as a percentage of net sales)	2.1%	3.5%	5.6%	8.4%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock-based compensation expense.
(2)	Other charges related to the Company’s relocations of its headquarters and distribution operations, excludes accelerated depreciation expense of $93 and $284 for the three months ended August 1, 2015 and August 2, 2014, respectively, and $233 and $565 for the six months ended August 1, 2015 and August 2, 2014, respectively, included in depreciation and amortization expense above.

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